SHARE AND WARRANT EXCHANGE AGREEMENT

THIS SHARE AND WARRANT EXCHANGE AGREEMENT, dated as of the 22nd day of September 2008 (the “Agreement”), by and among SRKP 17, Inc., a Delaware corporation (the “Company”); Podium Technology Limited, a company organized under the laws of the British Virgin Islands (“Podium”); Yinlips Digital Technology (Shenzhen) Co., Ltd., a company organized under the laws of the People’s Republic of China and a wholly-owned subsidiary of Podium (“Yinlips”); and the sole shareholder and the warrantholders of Podium, each of whom has executed a counterpart signature page to this Agreement (the “Shareholder” or “Warrantholders,” respectively, and collectively, the “Securityholders”). The Company, Podium, Yinlips, and the Securityholders are collectively referred to herein as the “Parties.”

WITNESSETH:

WHEREAS, the Shareholder owns all of the issued and outstanding shares of the capital of Podium (the “Podium Shares”).

WHEREAS, the Warrantholders own all of the issued and outstanding warrants to purchase shares of Podium (the “Podium Warrants,” and together with the Podium Shares, the “Podium Securities”).

WHEREAS, the Company desires to acquire from Shareholder, and Shareholder desires to sell to the Company, the Podium Shares in exchange for the issuance by the Company of an aggregate of 65,795 shares (the “Company Shares”) of the Company’s common stock, $0.0001 par value (“Common Stock”) to the Shareholder and/or his designees on the terms and conditions set forth herein (the “Share Exchange”).

WHEREAS, the Company desires to acquire from the Warrantholders, and the Warrantholders desire to sell to the Company, the Podium Warrants in exchange for the issuance by the Company of warrants (the “Company Warrants,” and together with the Company Shares, the “Company Securities”) to purchase an aggregate of 300,000 shares of Company Common Stock (the “Warrant Shares”) to the Warrantholders and/or their designees on the terms and conditions set forth herein (the “Warrant Exchange,” and together with the Share Exchange, the “Exchange”).

WHEREAS, after giving effect to the Exchange and the Equity Financing as described herein, there will be approximately 7,162,185 shares of Company Common Stock issued and outstanding, 4,545,455 shares of the Company’s Series A Convertible Preferred Stock (each of which is immediately convertible into one (1) share of Company Common Stock) issued and outstanding, and warrants to purchase 7,396,390 shares of Company Common Stock issued and outstanding.

WHEREAS, the Parties intend, by executing this Agreement, to implement a tax-deferred exchange of property governed by Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I
THE EXCHANGE

1.1 The Exchange. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined):

(a) the Company shall issue and deliver to the Shareholder and/or his designees the number of authorized but unissued shares of Company Common Stock set forth opposite his and/or his designee’s names set forth on Schedule I hereto or pursuant to separate instructions to be delivered prior to Closing,

(b) the Shareholder agrees to deliver to the Company duly endorsed certificates representing the Podium Shares,

(c) the Company shall issue and deliver to the Warrantholders and/or their designees the number of Company Warrants set forth opposite their and/or their designee’s names set forth on Schedule I hereto or pursuant to separate instructions to be delivered prior to Closing, and

(d) the Warrantholders agree to deliver to the Company the Podium Warrants.

1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of K&L Gates LLP, or at such place and time as mutually agreed upon by the Parties hereto. The date upon which the Closing occurs is defined as the “Closing Date.”

1.3 Effective Time. The Exchange shall become effective (the “Effective Time”) at such time as all of the conditions to set forth in Article VII hereof have been satisfied or waived by the Parties hereto.

1.4 Tax Consequences. It is intended by the Parties hereto that for United States income tax purposes, the contribution and transfer of the Podium Securities by the Securityholders to the Company in exchange for Company Securities constitutes a tax-deferred exchange within the meaning of Section 351 of the Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Podium, Yinlips and the Securityholders that now and/or as of the Closing:

2.1 Due Organization and Qualification; Due Authorization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its respective business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. The Company is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the Company.

(b) The Company does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c) The Company has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought, equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

2.2 No Conflicts or Defaults. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the Certificate of Incorporation or By-laws of the Company or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which the Company is a party or by which the Company is bound, or any judgment, order or decree, or any law, rule or regulation to which the Company is subject, (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or any other right or adverse interest (“Liens”) upon any of the assets of the Company, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment to which the Company is a party or by which the Company’s assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Company is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

2.3 Capitalization. The authorized capital stock of the Company immediately prior to giving effect to the transactions contemplated hereby consists of 110,000,000 shares of which 100,000,000 have been designated as Company Common Stock and 10,000,000 shares have been designated as preferred stock, $0.0001 par value (“Preferred Stock”). As of the date hereof, there are 7,096,390 shares of Company Common Stock issued and outstanding, no shares of Preferred Stock outstanding and 7,096,390 warrants outstanding with an exercise price of $0.0001 (the “Warrants”). All of the outstanding shares of Company Common Stock are, and the Company Shares and Warrant Shares when issued in accordance with the terms hereof, will be, duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to the Company Shares and Warrant Shares will not be issued in violation of any preemptive right of stockholders. Other than as set forth herein, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Company Common Stock. The Company has not granted registration rights to any person.

2.4 Financial Statements. The Company has provided Podium, Yinlips and the Securityholders copies of the (i) balance sheet of the Company at December 31, 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from December 7, 2006 (inception) to December 31, 2007, including the notes thereto, as audited by AJ. Robbins, P.C., independent registered public accounting firm and (ii) balance sheet of the Company at June 30, 2008 and the related statements of operations, and cash flows for the six (6)-month period then ended (the “Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout all periods presented. The Financial Statements present fairly the financial position of the Company as of the dates and for the periods indicated. The books of account and other financial records of the Company have been maintained in accordance with good business practices.

2.5 No Assets or Liabilities. As of the Closing, the Company shall have no more than $50,000 in liabilities. Except for the foregoing or as set forth on the Financial Statements, the Company does not have any (a) assets of any kind or (b) liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

2.6 Taxes. The Company has filed all United States federal, state, county and local returns and reports which were required to be filed on or prior to the date hereof in respect of all income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of the Company and adequate reserves therefore have been established.

2.7 Indebtedness; Contracts; No Defaults. Other than as set forth in Item 2.7 of the Disclosure Schedule, the Company has no material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which the Company is a party.

2.8 Real Property. The Company does not own or lease any real property.

2.9 Compliance with Law. The Company is in compliance with all applicable federal, state, local and foreign laws and regulations relating to the protection of the environment and human health. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company that are based on or related to any environmental matters or the failure to have any required environmental permits, and there are no past or present conditions that the Company has reason to believe are likely to give rise to any material liability or other obligations of the Company under any environmental laws.

2.10 Permits and Licenses. The Company has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its respective business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its respective business.

2.11 Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the business of the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of the Company, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the business of the Company. The Company has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business.

2.12 Insurance. The Company does not currently maintain any form of insurance.

2.13 Patents; Trademarks and Intellectual Property Rights. The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Internet web site(s) or proprietary rights of any nature.

2.14 Securities Law Compliance. The Company has complied with all of the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), and has complied with all applicable blue sky laws.

2.15 Conflicts of Interest. The Company acknowledges that it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7, that may, individually and in the aggregate, create a Conflict of Interest. The Company hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PODIUM AND YINLIPS

Each of Podium and Yinlips represents and warrants to the Company that now and/or as of the Closing:

3.1 Due Organization and Qualification; Due Authorization.

(a) Each of Podium and Yinlips is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and the People’s Republic of China, respectively, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Each of Podium and Yinlips is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of either Podium or Yinlips.

(b) Yinlips does not and Podium does not, except for the equity interests of Yinlips, own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity. Except as set forth in Item 3.1(b) of the Disclosure Schedule, there is no contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling either Podium or Yinlips to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for securities of either Podium or Yinlips.

(c) Each of Podium and Yinlips has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. Each of Podium and Yinlips has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of each of Podium and Yinlips, enforceable against each of them in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

3.2 No Conflicts or Defaults. The execution and delivery of this Agreement by each of Podium and Yinlips and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the governing documents of either Podium or Yinlips, or (b) with or without the giving of notice or the passage of time, (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which either Podium or Yinlips is a party or by which either Podium or Yinlips or any of their respective assets are bound, or any judgment, order or decree, or any law, rule or regulation to which their assets are subject, (ii) result in the creation of, or give any party the right to create, any lien upon any of the assets of either Podium or Yinlips, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement, arrangement or commitment to which either Podium or Yinlips is a party or by which either Podium or Yinlips or any of their respective assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which either Podium or Yinlips is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

3.3 Capitalization. The authorized capital stock of Podium immediately prior to giving effect to the transactions contemplated hereby consists of 50,000 ordinary shares, of which, as of the date hereof, there were 50,000 shares issued and outstanding . As of the date hereof, there are warrants to purchase 300,000 ordinary shares of Podium issued and outstanding. The registered capital of Yinlips is RMB1,000,000. Except as set forth herein, all of the outstanding shares of each of Podium and Yinlips are duly authorized, validly issued, fully paid and nonassessable, and have not been or, with respect to Podium Securities, will not be transferred in violation of any rights of third parties. Except as set forth in Item 3.3 of the Disclosure Schedule, the Podium Securities are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling either Podium or Yinlips to issue, sell, redeem or repurchase any of its securities that will survive Closing and there is no outstanding security of any kind convertible into or exchangeable for common shares. All of the Podium Securities are owned of record and beneficially by the Securityholders and free and clear of any liens, claims, encumbrances, or restrictions of any kind.

3.4 Taxes. Each of Podium and Yinlips has filed all returns and reports which were required to be filed on or prior to the date hereof, and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of each of Podium and Yinlips and adequate reserves therefore have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by either Podium or Yinlips such judgments were reasonable under the circumstances) and complete in all material respects. No extension for the filing of any such return or report is currently in effect. No tax return or tax return liability of either Podium or Yinlips has been audited or, presently under audit. All taxes and any penalties, fines and interest which have been asserted to be payable as a result of any audits have been paid. Neither Podium nor Yinlips has given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). There are no claims pending for past due Taxes. All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of each of Podium and Yinlips have been paid or shall be paid prior to the Closing and have been duly provided for on the books and records of each of Podium and Yinlips and in the Podium Financial Statements.

3.5 Indebtedness; Contracts; No Defaults. Other than as set forth in Item 3.5 of the Disclosure Schedule, neither Podium or Yinlips has any material instruments, agreements, indentures, mortgages, guarantees, notes, commitments, accommodations, letters of credit or other arrangements or understandings, whether written or oral, to which either Podium or Yinlips is a party.

3.6 Compliance with Law. Except as specified in Item 3.6 of the Disclosure Schedule, each of Podium and Yinlips are conducting their respective businesses in material compliance with all applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers material to its business. Except as specified in Item 3.6 of the Disclosure Schedule, neither Podium nor Yinlips has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.7 Litigation.

(a) There is no claim, dispute, action, suit, proceeding or investigation pending or threatened, against or affecting either Podium or Yinlips or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve (12)-month period preceding the date hereof, except as specified in Item 3.7 of the Disclosure Schedule;

(b) there is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting either Podium or Yinlips; and

3.8 Conflicts of Interest. Neither Podium nor Yinlips has received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business. Each of Podium and Yinlips acknowledges that it is aware and understands the following facts and circumstances that may, individually and in the aggregate, create a conflict of interest:

(i) WestPark Capital, Inc., a FINRA member (“WestPark”), is the placement agent for the Equity Financing and WestPark will be paid a commission of the gross proceeds from the Equity Financing for its services;

(ii) Richard Rappaport, who is the founder, Chief Executive, and President and indirectly holds a 100% interest in WestPark, is also the President, a Director and a controlling stockholder of the Company beneficially holding approximately 25.0% of the Company’s Common Stock and Warrants (prior to the Exchange and excluding shares held by WestPark Financial Services LLC as described below);

(iii) Anthony C. Pintsopoulos, who is the President and Chief Financial Officer of WestPark, is also the Secretary, Chief Financial Officer, and a Director and a controlling stockholder of the Company beneficially holding approximately 10.0% of the Company’s WestPark Financial Services LLC Common Stock and Warrants (prior to the Exchange);

(iv) Debbie Schwartzberg is a controlling stockholder of the Company beneficially holding approximately 16.9% of the Company’s outstanding Common Stock and Warrants (prior to the Exchange);

(v) Kevin DePrimio, who is the Executive Vice President of Corporate Finance of WestPark, is a stockholder of the Company beneficially holding approximately 3.5% of the Company’s Common Stock and Warrants (prior to the Exchange);

(vi) Jason Stern, who is an employee of WestPark, is a stockholder of the Company beneficially holding approximately 2.0% of the Company’s outstanding Common Stock and the Warrants (prior to the Exchange);

(vii) Thomas Poletti, who is a partner of K&L Gates, legal counsel for Yinlips, is a stockholder of the Company beneficially holding approximately 3.5% of the Company’s outstanding Common Stock and the Warrants (prior to the Exchange); and

(vii) WestPark Financial Services LLC, which is the parent of WestPark and of which Richard Rappaport serves as CEO and Chairman, is a controlling stockholder of the Company beneficially holding approximately 39.1% of the Company’s Common Stock and the Warrants (prior to the Exchange).

(i) through (vii) in this Section are herein referred to as, the “Conflicts of Interest”). Each of Podium and Yinlips hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise, may exist or arise by virtue of the Conflicts of Interest and acknowledges that it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the parties, and understands that it is free at any time to obtain independent counsel for further guidance.

ARTICLE IV
REPRESENTATION AND WARRANTIES OF THE SECURITYHOLDERS

The Securityholders hereby represent and warrant to the Company that now and/or as of the Closing:

4.1 Title to Securities. Each of the Securityholders is the legal and beneficial owner of the Podium Securities to be transferred to the Company by such Securityholders as set forth opposite each Securityholder’s name in Schedule II hereto, and upon consummation of the exchange contemplated herein, the Company will acquire from each of the Securityholders good and marketable title to the Podium Securities, free and clear of all liens excepting only such restrictions hereunder upon future transfers by the Company, if any, as may be imposed by applicable law. The information set forth on Schedule II with respect to each Securityholder is accurate and complete.

4.2 Due Authorization. Each of the Securityholders has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and binding obligation of each of the Securityholders, enforceable against such Securityholders in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3 Purchase for Investment.

(a) Each Securityholder is acquiring the Company Securities for investment for such Securityholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Securityholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Securityholder further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Company Securities.

(b) Each Securityholder understands that the Company Securities are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company’s reliance on such exemption is predicated on the each Securityholder’s representations set forth herein.

4.4 Investment Experience. Each Securityholder acknowledges that he, she or it can bear the economic risk of his, her or its investment, and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the investment in the Company Securities.

4.5 Information. Each Securityholder has carefully reviewed such information as such he, she or it deemed necessary to evaluate an investment in the Company Securities. To the full satisfaction of each Securityholder, he, she or it has been furnished all materials that he, she or it has requested relating to the Company and the issuance of the Company Securities hereunder, and each Securityholder has been afforded the opportunity to ask questions of representatives of the Company to obtain any information necessary to verify the accuracy of any representations or information made or given to him, her or it. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of the Company set forth in this Agreement, on which the Securityholders have relied in making an exchange of the Podium Securities for the Company Securities.

4.6 Restricted Securities. Each Securityholder understands that the Company Shares and Warrant Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Company Shares or Warrant Shares or any available exemption from registration under the Securities Act, the Company Shares and Warrant Shares must be held indefinitely. Each Securityholder is aware that the Company Shares and Warrant Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company.

4.7 Exempt Issuance. Each of the Securityholders acknowledges that he, she or it must assure the Company that the offer and sale of the Company Securities to such Securityholder qualifies for an exemption from the registration requirements imposed by the Securities Act and from applicable securities laws of any state of the United States. Each of the Securityholders agrees that he meets the criteria established in one or more of subsections (a) or (b), below.

(a) Accredited Investor, Section 4(2) of the Securities Act and/or Rule 506 of Regulation D. The Securityholder qualifies as an “accredited investor”, as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.

(b) Offshore Investor, Rule 903 of Regulation S. The Securityholder is not a U.S. Person, as defined in Rule 901 of Regulation S, promulgated under the Securities Act, and the Securityholder, severally but not jointly, represents and warrants to the Company that:

(i) The Securityholder is not acquiring the Company Securities as a result of, and such Securityholder covenants that he, she or it will not engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Company Securities which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Company Securities;

(ii) The Securityholder is not acquiring the Company Securities for the account or benefit of, directly or indirectly, any U.S. Person;

(iii) The Securityholder is a resident of the People’s Republic of China;

(iv) the offer and the sale of the Company Securities to such Securityholder as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the People’s Republic of China;

(v) the Securityholder is outside the United States when receiving and executing this Agreement and that the Securityholder will be outside the United States when acquiring the Company Securities,

(vi) and the Securityholder covenants with Company that:

(1)
offers and sales of any of the Company Shares or Warrant Shares prior to the expiration of a period of one year after the date of original issuance of the Company Shares or Warrant Shares (the six (6)-month period hereinafter referred to as the “Distribution Compliance Period”) shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom and in each case only in accordance with applicable state securities laws; and

(2)	The Securityholder will not engage in hedging transactions with respect to the Company Shares or Warrant Shares until after the expiration of the Distribution Compliance Period.

4.8 Conflicts of Interest. Each Securityholder acknowledges that he, she or it is aware and understands the facts and circumstances of the Conflicts of Interest, as defined in Section 3.7 that may, individually and in the aggregate, create a conflict of interest. Each Securityholder hereby waives each and all of the Conflicts of Interest, in addition to any other conflicts of interest that may arise may exist or arise by virtue of the Conflicts of Interest and acknowledges that he, she or it has carefully read this Agreement, that it is consistent with the terms previously negotiated by the Parties, and understands that he, she or it is free at any time to obtain independent counsel for further guidance.

ARTICLE V
COVENANTS

5.1 Further Assurances. Each of the Parties shall use its reasonable commercial efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated herein.

ARTICLE VI
DELIVERIES

6.1 Items to be delivered to the Securityholders prior to or at Closing by the Company.

(a) Certificate of Incorporation and amendments thereto, By-laws and amendments thereto, and certificate of good standing of the Company in Delaware;

(b) all applicable schedules hereto;

(c) all minutes and resolutions of board of director and shareholder meetings in possession of the Company;

(d) shareholder list;

(e) all financial statements and all tax returns in possession of the Company;

(f) resolution from the Company’s Board appointing the designees of Podium to the Company’s Board of Directors;

(g) resolution from the Company’s Board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the shares hereto;

(h) letters of resignation from the Company’s current officers and directors to be effective upon Closing and after the appointments described in this section;

(i) certificates representing the shares of the Company Shares issued in the denominations set forth opposite the names of the Shareholder and/or his designees on Schedule I to this Agreement;

(j) warrants representing the Company Warrants issued in the denominations set forth opposite the names of the Warrantholders and/or their designees on Schedule I to this Agreement; and

(k) any other document reasonably requested by the Securityholders that he, she or it deems necessary for the consummation of this transaction.

6.2 Items to be delivered to the Company prior to or at Closing by Podium and the Securityholders.

(a) all applicable schedules hereto;

(b) instructions from Podium appointing its designees to the Company’s Board of Directors;

(c) share certificates and duly executed instruments of transfer and bought and sold notes from the Shareholder transferring the Podium Shares to the Company;

(d) the Podium Warrants;

(e) resolutions from the Board of Directors of Podium, if applicable, and shareholder resolutions approving the transactions contemplated hereby;

(f) payment of all liabilities of the Company of up to $50,000 directly out of the proceeds of the Equity Financing (as defined in Section 7.1(f) herein) to the appropriate creditors of the Company which shall include indebtedness owed to Company shareholders and fees owing to Company lawyers, accountants and similar parties; and

(g) any other document reasonably requested by the Company that it deems necessary for the consummation of this transaction.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions Precedent to Closing. The obligations of the Parties under this Agreement shall be and are subject to fulfillment, prior to or at the Closing, of each of the following conditions:

(a) That each of the representations and warranties of the Parties contained herein shall be true and correct at the time of the Closing Date as if such representations and warranties were made at such time except for changes permitted or contemplated by this Agreement;

(b) That the Parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing;

(c) That Podium shall have received, and provided a copy to the Company, an opinion of each of the Han Kun Law Offices and Liu & Wang, Attorneys at Law, Podium’s counsel in the People’s Republic of China, and Conyers, Dill & Pearman, Podium’s counsel in the British Virgin Islands, substantially in the forms attached hereto as Exhibit A;

(d) That the Company shall have engaged a public relations firm prior to Closing that is mutually acceptable to the Company and Podium; and

(e) The Company shall have concluded an equity financing of at least $5,000,000 at the time of Closing (the “Equity Financing”).

7.2 Conditions to Obligations of Securityholders. The obligations of Securityholders shall be subject to fulfillment prior to or at the Closing, of each of the following conditions:

(a) The Company shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b) The Company shall have complied with Rule 14(f)(1) of the Exchange Act, if required; and

(c) To the extent that the liabilities of the Company exceed $50,000 as of the Closing, the Company shareholders shall have satisfied and paid such excess liabilities in full.

7.3 Conditions to Obligations of the Company. The obligations of the Company shall be subject to fulfillment at or prior to or at the Closing, of each of the following conditions:

(a) Podium and the Securityholders shall have received all of the regulatory, shareholder and other third party consents, permits, approvals and authorizations necessary to consummate the transactions contemplated by this Agreement;

(b) The Shareholder shall have delivered to the Company the share certificates and duly executed instruments of transfer and bought and sold notes from the Shareholder transferring the Podium Shares to the Company;

(c) The Warrantholders shall have delivered to the Company the Podium Warrants;

(d) All liabilities of the Company up to $50,000 shall be paid directly out of the proceeds of the Equity Financing to the appropriate creditors, which shall include indebtedness owed to the Company shareholders and fees owing to lawyers, accountants and similar parties.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated at any time before or, at Closing, by:

(a) The mutual agreement of the Parties;

(b) Any party if:

(i) Any provision of this Agreement applicable to a party shall be materially untrue or fail to be accomplished; or

(ii) Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement;

(c) Upon termination of this Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred.

ARTICLE IX
COVENANTS SUBSEQUENT TO CLOSING

9.1 Registration Rights. The Company shall file, within sixty (60) days after the Closing and at its expense, with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement (the “Initial Registration Statement”) covering the resale of Common Stock held by those persons (and/or their designees) that are shareholders of the Company immediately prior to the Closing (“Pre-Existing Shareholders”), provided, however, that the Company shall not be required to register the Common Stock held by such shareholders who are affiliates of WestPark (“WestPark Affiliates”), as specified in Item 9.1 of the Disclosure Schedule, who shall instead receive registration rights to require the Company to file a registration statement (the “Second Registration Statement”) to register such Common Stock within ten (10) days following the end of the six (6) month period that immediately follows the date on which the Company files Initial Registration Statement with the Commission. The Company shall enter into a Registration Rights Agreement acceptable to the WestPark Affiliates with respect to rights described in this Section 9.1. In the event the Second Registration Statement is not timely filed to register the shares held by the WestPark Affiliates, or if the Second Registration Statement is not timely declared effective by the Commission, as described in the Registration Rights Agreement, the Company shall issue to such holders penalty shares (the “Penalty Shares”) equal to one percent (1%) of the shares on a monthly basis until the Second Registration Statement is filed with or declared effective by the Commission, as applicable. However, no Penalty Shares shall be due to the WestPark Affiliates if the Company is using best efforts to cause the Second Registration Statement to be filed and declared effective in a timely manner.

9.2 AMEX Listing. The Company shall take reasonable efforts to cause the Company’s securities to be listed on the American Stock Exchange as soon as practicable after the Closing.

ARTICLE X
MISCELLANEOUS

10.1 Survival of Representations, Warranties and Agreements. Each of the Parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this agreement or at the closing of the transactions herein provided for and not upon any investigation which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein. Except as specifically set forth in this Agreement, representations and warranties and statements made by a party to in this Agreement or in any document or certificate delivered pursuant hereto shall not survive the Closing Date, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing Date.

10.2 Access to Books and Records. During the course of this transaction through Closing, each party agrees to make available for inspection all corporate books, records and assets, and otherwise afford to each other and their respective representatives, reasonable access to all documentation and other information concerning the business, financial and legal conditions of each other for the purpose of conducting a due diligence investigation thereof. Such due diligence investigation shall be for the purpose of satisfying each party as to the business, financial and legal condition of each other for the purpose of determining the desirability of consummating the proposed transaction. The Parties further agree to keep confidential and not use for their own benefit, except in accordance with this Agreement any information or documentation obtained in connection with any such investigation.

10.3 Further Assurances. If, at any time after the Closing, the Parties shall consider or be advised that any further deeds, assignments or assurances in law or that any other things are necessary, desirable or proper to complete the merger in accordance with the terms of this agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the parties are fully authorized to take any and all such action.

10.4 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to, or upon receipt of a facsimile sent to, the party for whom intended, as follows, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:

Attention:

If to the Shareholder and Podium and Yinlips:

c/o Yinlips Digital Technology (Shenzhen) Co., Ltd.
Room 2929-31, Nanguang JieJia Building
Futian District, Shenzhen, Guangdong
People’s Republic of China
Attention: Zhao Zifeng
Fax: (86) 755-2601-8050

With a copy to:

K&L Gates LLP
10100 Santa Monica Blvd., Seventh Floor
Los Angeles, California 90067
Attn: Thomas J. Poletti, Esq.
Fax.: (310) 552-5005

If to the Warrantholders:

Trillion Growth China LP
10th Floor, Bankers Hall, West Tower
888-3rd Street S.W., Calgary, AB
T2P 5C5, Canada
Attn: Corey Mitchell
Fax:

Midsouth Investor Fund LP
201 4th Ave. North Ste. 1950
Nashville, TN 37219
Attn: Lyman O. Heidtke
Fax:

If to the Company:

SRKP 17, Inc.
1900 Avenue of the Stars, Suite 310
Los Angeles, CA 90067
Attn: Richard Rappaport
Fax: (310) 843-9304

10.5 Entire Agreement. This Agreement, the Disclosure Schedules and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire understanding of the Parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the Parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.

10.6 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties, which consent shall not be unreasonably withheld.

10.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

10.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedule is hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

10.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first set forth above.

SRKP 17, INC.

By:	/s/ Richard Rappaport
Name:	Richard Rappaport
Title:	President

PODIUM TECHNOLOGY LIMITED

By:	/s/ Zhao Zifeng
Name:	Zhao Zifeng
Title:	President

YINLIPS DIGITAL TECHNOLOGY
(SHENZHEN) CO., LTD.

By:	/s/ Zhao Zifeng
Name:	Zhao Zifeng
Title:	President

[SIGNATURE PAGES FOR SECURITYHOLDERS FOLLOW]

PODIUM TECHNOLOGY LIMITED
SHAREHOLDER’S SIGNATURE PAGE TO

SHARE AND WARRANT EXCHANGE AGREEMENT

Dated September 22, 2008

Among SRKP 17, Inc., Podium Technology Limited
Yinlips Digital Technology (Shenzhen) Co., Ltd, and
the Sole Shareholder and the Warrantholders of Podium Technology Limited

The undersigned Shareholder hereby executes and delivers the Share and Warrant Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Wong Kwok Fu
(Signature)
Wong Kwok Fu
(Type or print name)

(Type or print name as it should appear on certificate, if different)

Address:	6/7 Bldg., Huahan Chuangxin Block, Keynen Rd., Hi-Tech Industry Zone, Shenzhen

Telephone:	(86) 13823796598

Facsimile:	(___) ____________

Number of Podium Shares Held: 50,000

1

PODIUM TECHNOLOGY LIMITED
WARRANTHOLDERS’ SIGNATURE PAGE TO

SHARE AND WARRANT EXCHANGE AGREEMENT

Dated September 22, 2008

Among SRKP 17, Inc., Podium Technology Limited
Yinlips Digital Technology (Shenzhen) Co., Ltd, and
the Sole Shareholder and the Warrantholders of Podium Technology Limited

The undersigned Warrantholder hereby executes and delivers the Share and Warrant Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Lyman O. Heidtke
(Signature)
Lyman O. Heidtke, General Partner
(Type or print name)

MidSouth Investor Fund LP
(Type or print name as it should appear on certificate, if different)

Address:	201 4th Ave. North, Suite 1950

Nashville, TN 37219

Telephone:	(615) 254-0992

Facsimile:	(615) 254-1603

Number of Podium Warrants Held: 150,000

2

PODIUM TECHNOLOGY LIMITED
WARRANTHOLDERS’ SIGNATURE PAGE TO

SHARE AND WARRANT EXCHANGE AGREEMENT

Dated September 22, 2008

Among SRKP 17, Inc., Podium Technology Limited
Yinlips Digital Technology (Shenzhen) Co., Ltd, and
the Sole Shareholder and the Warrantholders of Podium Technology Limited

The undersigned Warrantholder hereby executes and delivers the Share and Warrant Exchange Agreement (the “Agreement”) to which this Signature Page is attached, which, together with all counterparts of the Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of the Agreement.

/s/ Corey Mitchell
(Signature)
Corey Mitchell
(Type or print name)

Trillion Growth China LP
(Type or print name as it should appear on certificate, if different)

Address:	10th Floor, Bankers Itak West Tower 888-3rd Street S.W., Calgary, AB, T2P5C5, Canada

Telephone:	(800) 277-5790

Facsimile:	(800) 428-4497

Number of Podium Warrants Held: 150,000

3

EXHIBIT A

FORMS OF OPINION LETTERS

4

SCHEDULE I
SECURITYHOLDERS AND COMPANY SECURITIES

Name	Number of Company Shares	Number of Company Warrants
Wong Kwok Fu	65,795	0
Trillion Growth China LP	0	150,000
Midsouth Investor Fund LP	0	150,000

5

SCHEDULE II
SECURITYHOLDERS AND PODIUM SECURITIES

Name	Number of Podium Shares	Number of Podium Warrants
Wong Kwok Fu	50,000	0
Trillion Growth China LP	0	150,000
Midsouth Investor Fund LP	0	150,000

6

DISCLOSURE SCHEDULES

ITEM 2.7 – INDEBTEDNESS; CONTRACTS; NO DEFAULTS

As set forth in the Financial Statements.

ITEM 3.1(b) – BRIDGE NOTES

On May 30, 2008, Podium entered into a Note and Warrant Purchase Agreement with Triple Growth China LP and Midsouth Investor Fund LP (the “Lenders”) whereby Podium issued the Lenders promissory notes in an aggregate principal amount of $600,000, bearing interest at a rate of 12% per year, and five-year warrants to purchase an aggregate of 300,000 shares of Podium’s common stock at an exercise price of $1.10 (the “Podium Warrants”).

The Podium Warrants shall be exchanged for the Company Warrants upon the Closing of the Exchange.

ITEM 3.3 – CAPITALIZATION

See Item 3.1(b) above.

ITEM 3.5 – INDEBTEDNESS; CONTRACTS; NO DEFAULTS

Podium is a party to the Restated and Amended Equity Transfer Agreement (the “Restated Equity Agreement”) pursuant to which Podium shall make payments to Zhao Zifeng (formerly known as Zhao Taisheng) and Zhang Weiqiang equal to RMB 19,200,000 (the “Debt”) within one (1) year of the effective date of the Restated Equity Agreement. Upon the Closing of the Exchange, the Company shall assume the Debt and make the required payments to Mr. Zhao and Mr. Zhang in accordance with the terms of the Restated Equity Agreement.

Also see Item 3.1(b) above.

ITEM 3.6 – COMPLIANCE WITH THE LAW

See Item 3.7 below.

ITEM 3.7 – LITIGATION

None.

ITEM 9.1 – WESTPARK AFFILIATES

Richard Rappaport
Amanda Rappaport Trust
Kailey Rappaport Trust
Anthony C. Pintsopoulos
Kevin DePrimio
Jason Stern
WestPark Financial Services, LLC

7

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ARTICLE V COVENANTS		13
5.1	Further Assurances	13

ARTICLE VI DELIVERIES		13
6.1	Items to be delivered to the Securityholders prior to or at Closing by the Company.	13
6.2	Items to be delivered to the Company prior to or at Closing by Podium and the Securityholders.	14

ARTICLE VII CONDITIONS PRECEDENT		14
7.1	Conditions Precedent to Closing	14
7.2	Conditions to Obligations of Securityholders	15
7.3	Conditions to Obligations of the Company	15

ARTICLE VIII TERMINATION		16
8.1	Termination	16

ARTICLE IX COVENANTS SUBSEQUENT TO CLOSING		16
9.1	Registration Rights	16
9.2	AMEX Listing	17

ARTICLE X MISCELLANEOUS		17
10.1	Survival of Representations, Warranties and Agreements	17
10.2	Access to Books and Records	17
10.3	Further Assurances	17
10.4	Notice	18
10.5	Entire Agreement	19
10.6	Successors and Assigns	19
10.7	Governing Law	19
10.8	Counterparts	19
10.9	Construction	19
10.10	Severability	19

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